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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                      DIVERSIFIED SECURITY SOLUTIONS, INC.

            Under Section 242 of the Delaware General Corporation Law

     Diversified Security Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

     1. The name of the corporation is Diversified Security Solutions, Inc. (the "Corporation"):

     2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 18, 1999.

     3. The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to change the name of the Corporation.

     4. To accomplish the foregoing amendment, the Certificate of Incorporation of the Corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new article:

          FIRST: The name of the Corporation is Henry Bros. Electronics, Inc.

     5. The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of
          Section 242 of the General Corporation Law of the State of Delaware.

August 3, 2005

                                        /s/ Brian Reach
                                        ----------------------------------------
                                        Brian Reach
                                        Secretary